Investment Sub-Advisory Agreement

Investment Sub-Advisory Agreement made this 15th day of January, 2021 (the “Agreement”) by and among FT Cayman Subsidiary IV, a Cayman Islands exempted company (the “Company”), First Trust Advisors L.P., an Illinois limited partnership (the “Adviser”) and a registered investment adviser with the Securities and Exchange Commission (the “SEC”), and Cboe Vest Financial LLC, a Delaware limited liability company and a registered investment adviser with the SEC (the “Sub-Adviser”) .

Whereas, the Company is a wholly-owned subsidiary of the FT Cboe Vest Gold Strategy Quarterly Buffer ETF (the “Fund”), a series of First Trust Exchange-Traded Fund (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”);

Whereas, the Trust has retained the Adviser to serve as investment adviser for the Fund pursuant to an Investment Management Agreement between the Adviser and the Trust dated July 17, 2018and effective on behalf of the Fund beginning on the applicable date set forth on Schedule A of such agreement (as such agreement may be modified from time to time, the “Fund Management Agreement”);

Whereas, the Sub-Adviser serves as such and provides certain investment sub-advisory services to the Fund pursuant to an Investment Sub-Advisory Agreement by and among the Trust on behalf of the Fund, the Adviser and the Sub-Adviser dated January 15, 2021(the “Fund Sub-Advisory Agreement”);

Whereas, the purpose of the Company is to facilitate the implementation of the Fund’s investment strategies, particularly with respect to commodity futures and other commodity-related derivative instruments;

Whereas, the Company has retained the Adviser to serve as investment adviser and to furnish certain investment advisory, portfolio management and administrative services to the Company pursuant to an Investment Management Agreement between the Adviser and Company dated January 15, 2021 (as such agreement may be modified from time to time, the “Management Agreement”);

Whereas, the Management Agreement provides that the Adviser may, subject to certain requirements, appoint a sub-adviser at its own cost and expense for the purpose of furnishing certain services required under the Management Agreement for the Company; and

Whereas, the Company and Adviser desire to retain the Sub-Adviser to furnish investment advisory services for the Company’s investment portfolio upon the terms and conditions hereafter set forth:

Witnesseth:

In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1. Appointment. The Company and Adviser hereby appoint the Sub-Adviser to serve as Sub-Adviser and to provide certain investment sub-advisory services to the Company for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services set forth herein for the period and upon the terms set forth in this Agreement. The Sub-Adviser shall, for all purposes herein provided, be deemed an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for nor represent the Company or the Adviser in any way, nor otherwise be deemed an agent of the Company or the Adviser.

2. Services to be Performed. (a) Subject always to the supervision of the Company’s Board of Directors (the “Board of Directors” or the “Board”) and the Adviser, the Sub-Adviser will act as sub-adviser for, and manage on a discretionary basis the investment and reinvestment of the assets of the Company allocated to the Sub-Adviser from time to time, furnish an investment program in respect of, make investment decisions for, and place all orders (either directly or through the Adviser) for the purchase and sale of securities and other assets for the Company’s investment portfolio, all on behalf of the Company and as described in the Fund’s most current effective registration statement on Form N-1A, or any successor form thereto, and as the same may thereafter be amended from time to time. The Sub-Adviser will be responsible for the investment of only the assets which the Adviser allocates to the Sub-Adviser for management under this Agreement, plus all investments, reinvestments and proceeds of the sale thereof, including, without limitation, all interest, dividends and appreciation on investments, less depreciation thereof and withdrawals by the Adviser therefrom there being no minimum or maximum percentage of the Fund’s assets to be allocated to the Sub-Adviser from time to time hereunder. In the performance of its duties with regard to the assets allocated to the Sub-Adviser, the Sub-Adviser will (a) satisfy any applicable fiduciary duties it may have to the Company, (b) monitor the Company’s investments or other instruments, (c) comply with the provisions of the Company’s Memorandum of Association and Articles of Association, as such may be amended from time to time (the “Charter Document”), (d) comply with (i) the respective investment objective(s), policies and restrictions stated in the the Fund’s most recently effective prospectus and statement of additional information, (ii) such other investment objectives, policies, restrictions or instructions as the Adviser or the Company’s Board of Directors may communicate to the Sub-Adviser in writing, and (iii) any changes to the objectives, policies, restrictions or instructions required under the foregoing (i) and (ii) as communicated to the Sub-Adviser in writing, (e) assist in the valuation of portfolio assets held by the Company as requested by the Adviser or the Company and (f) comply with all applicable laws and the regulations, including the applicable provisions of the laws of the Cayman Islands and the United States, including the Investment Advisers Act of 1940, as amended, and to the extent required, the 1940 Act, the Commodity Exchange Act, as amended, and the Internal Revenue Code of 1986, as amended. The Sub-Adviser and the Adviser will each make its officers and employees available to the other from time to time at reasonable times to review the investment objectives, policies and restrictions of the Fund and Company and to consult with each other regarding the investment affairs of the Fund and Company. The Company or the Adviser will provide the Sub-Adviser with current copies of the Company’s Charter Document, the Trust’s Declaration of Trust, the Trust’s By-laws, and any objectives, policies or limitations not appearing in such Fund’s prospectus or statement of additional information as they may be relevant to the Sub-Adviser’s performance under this Agreement. The Fund’s prospectus, statement of additional information and any amendments thereto are made available on the Fund’s public website.

(b) Unless otherwise advised by the Adviser or the Company’s Board of Directors, the Sub-Adviser is responsible for voting in respect of securities held in the Company’s portfolio and will exercise or not exercise a right to vote in accordance with the Sub-Adviser’s proxy voting policy, a copy of which has been provided to the Adviser. The Sub-Adviser shall promptly notify the Adviser and the Company of any material change in the voting policy. The Sub-Adviser is permitted to represent any holdings on behalf of the Company at any ordinary or special meeting of shareholders and has the right to exercise any voting rights or any other similar or connected rights.

(c) Subject to the Company’s Charter Document and unless otherwise specified by notice from the Company or Adviser to the Sub-Adviser, the Adviser shall, in the name of the Company, enter into agreements with and place orders for the execution of transactions hereunder with or through any broker, dealer, futures commission merchant, bank or any other agent or counterparty that the Adviser may select in its own discretion. Notwithstanding the foregoing, if and to the extent the Sub-Adviser is specifically authorized and directed by the Adviser, the Sub-Adviser may undertake such activities on behalf of the Company. If the Adviser specifically authorizes and directs the Sub-Adviser to undertake such activities on behalf of the Company, subject to the specific parameters of the Adviser’s authorization and direction, the following provisions of this Section 2(c) will apply:

Subject to the Company’s Charter Document and the authorization by the Adviser, the Sub-Adviser is authorized to select, in consultation with the Adviser, and enter into agreements with, brokers, dealers, futures commission merchants, banks or any other agent or counterparty that will execute the purchases and sales of portfolio investments of the Company and is directed to use its commercially reasonable efforts to obtain best execution, which included most favorable net results and execution of the Company’s orders, taking into account all appropriate factors, including, among other things, price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. The Sub-Adviser shall negotiate and may execute all futures agreements, options agreements, ISDA Master Agreements, Credit Support Annexes and other contracts and agreements related to derivatives transactions and holdings of the Company. The Company and Adviser shall cooperate with the Sub-Adviser in setting up and maintaining brokerage accounts, futures accounts, and other accounts the Sub-Adviser deems advisable to allow for the purchase or sale of various forms of securities and other instruments pursuant to this Agreement.

Subject to approval by the Company’s Board of Directors and compliance with the policies and procedures adopted by the Board of Directors and to the extent permitted by and in conformance with applicable law (including, Rule 17e-1 under the 1940 Act), the Sub-Adviser may select brokers or dealers affiliated with the Sub-Adviser. It is understood that the Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Company, or be in breach of any obligation owing to the Company under this Agreement, or otherwise, solely by reason of its having caused the Company to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Company in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities with respect to its accounts, including the Company, as to which it exercises investment discretion.

In addition, the Sub-Adviser may, to the extent permitted by applicable law, aggregate purchase and sale orders of securities or other instruments placed with respect to the assets of the Company with similar orders being made simultaneously for other accounts managed by the Sub-Adviser or its affiliates, if in the Sub-Adviser’s reasonable judgment such aggregation shall result in an overall economic benefit to the Company, taking into consideration the selling or purchase price, brokerage commissions and other expenses. In the event that a purchase or sale of an asset of the Company occurs as part of any aggregate sale or purchase orders, the objective of the Sub-Adviser and any of its affiliates involved in such transaction shall be to allocate the assets so purchased or sold, as well as expenses incurred in the transaction, among the Company and other accounts in a fair and equitable manner. Nevertheless, the Company and the Sub-Adviser acknowledge that under some circumstances, such allocation may adversely affect the Company with respect to, among other things, the price or size of the assets obtainable or salable. Whenever the Company and one or more other investment advisory clients of the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Sub-Adviser to be equitable to each, although such allocation may result in a delay in one or more client accounts being, or the inability of one or more accounts to be, fully invested that would not occur if such an allocation were not made. Moreover, it is possible that due to differing investment objectives or for other reasons, the Sub-Adviser and its affiliates may purchase securities or other instruments of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities, assets or instruments for another client.

The Sub-Adviser will not arrange purchases or sales of securities or other assets between the Company and other accounts advised by the Sub-Adviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including if applicable Rule 17a-7 under the 1940 Act) and the policies and procedures of the Fund and Company, (b) the Sub-Adviser determines the purchase or sale is in the best interests of the Company, and (c) the Company’s Board of Directors has approved these types of transactions.

The Company may adopt policies and procedures that modify or restrict the Sub-Adviser’s authority regarding the execution of the Company’s portfolio transactions provided herein. The Adviser agrees to notify the Sub-Adviser promptly of any such changes to policies and procedures in writing.

(d) For purposes of complying with Rule 10f-3, Rule 12d3-1, Rule 17a-10 and Rule 17e-1 under the 1940 Act, the Sub-Adviser hereby agrees that it will not consult with any other sub-adviser of an investment company or a series of an investment company that is advised by the Adviser (the “First Trust Fund Complex”) or an affiliated person of a sub-adviser (including any sub-adviser that is a principal underwriter or an affiliated person of such principal underwriter), concerning transactions for the Company or any fund in the First Trust Fund Complex in securities or other fund assets. In addition, with respect to a fund in the First Trust Fund Complex with multiple sub-advisers, the Sub-Adviser shall be limited to providing investment advice with respect to only the discrete portion of a fund’s portfolio as may be determined from time-to-time by the board of directors or the Adviser, and shall not consult with the sub-adviser (including any sub-adviser that is a principal underwriter or an affiliated person of such principal underwriter) as to any other portion of a fund’s portfolio concerning transactions for a fund in securities or other assets. Notwithstanding the foregoing, the provisions in this paragraph do not apply to the consultations between the Sub-Adviser and any sub-adviser retained by the Sub-Adviser pursuant to Section 4 hereof.

(e) The Sub-Adviser will communicate to the officers and Board of Directors and the Board of Trustees of the Trust (the “Board of Trustees”) such information relating to transactions for the Company, as they may reasonably request. In no instance will the Company’s portfolio assets be purchased from or sold to the Adviser, the Sub-Adviser or any affiliated person of either the Company, the Adviser, or the Sub-Adviser, except as may be permitted under the 1940 Act, and under no circumstances will the Sub-Adviser select brokers or dealers for Company transactions on the basis of Company or Fund share sales by such brokers or dealers.

(f) The Sub-Adviser further agrees that it:

(i) will use the same degree of skill and care in providing such services as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;

(ii) will (A) conform in all material respects to all applicable rules and regulations of the SEC (including to the extent required, the 1940 Act), the Commodity Futures Trading Commission (“CFTC”), and applicable provisions of Cayman Islands law, (B) comply in all material respects with all policies and procedures adopted by the Board of Directors for the Company and communicated to the Sub-Adviser in writing, and (C) conduct its activities under this Agreement in all material respects in accordance with any applicable law and regulations of any governmental authority pertaining to its investment advisory, commodity pool operator and commodity trading advisory activities;

(iii) will report to the Adviser, the Board of Directors of the Company and the Board of Trustees of the Trust on a quarterly basis and will make appropriate persons available for the purpose of reviewing with representatives of the Adviser, the Board of Trustees and Board of Directors on a regular basis at such times as the Adviser, the Board of Directors or the Board of Trustees may reasonably request in writing regarding the management of the Company, including, without limitation, review of the general investment strategies of the Company, the performance of the Company’s investment portfolio in relation to relevant standard industry indices and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Adviser, the Board of Directors or the Board of Trustees;

(iv) will prepare and maintain such books and records with respect to its services under this Agreement and the Company’s securities and other transactions or records as required under applicable law (including the 1940 Act and the rules thereunder as if the Company were required to be registered under the 1940 Act), including records of all recommendations for the Company’s investment portfolio made during its performance of services pursuant to this Agreement, the Company’s compliance policies and procedures or as otherwise requested by the Adviser or the Board of Directors and will prepare and furnish the Adviser, the Board of Directors of the Company and the Board of Trustees of the Trust such periodic and special reports as the Adviser, Board of Directors or the Board of Trustees, respectively, may request. Such records shall be open to inspection at all reasonable times by the Adviser or the Company and any appropriate regulatory authorities. The Sub-Adviser further agrees that all records that it maintains for the Company are the property of the Company and the Sub-Adviser will surrender promptly to the Company any such records upon the request of the Adviser or Company (provided, however, that the Sub-Adviser shall be permitted to retain copies thereof); and shall be permitted to retain originals (with copies to the Company) to the extent required under Rule 204-2 under the Investment Advisers Act of 1940, as amended, or other applicable law; and

(v) will monitor the pricing of portfolio assets, and events relating to the issuers of those assets and the markets in which the securities or other assets trade in the ordinary course of managing the portfolio investments of the Company, and will notify the Adviser promptly of any issuer-specific or market events or other situations that occur (particularly those that may occur after the close of a foreign market in which the investments may primarily trade but before the time at which the Company’s investments are priced on a given day) that may materially impact the pricing of one or more securities or other assets in the Company’s portfolio. In addition, the Sub-Adviser will at the Adviser’s request assist the Adviser in evaluating the impact that such an event may have on the net asset value of the Company and in determining a recommended fair value of the affected investment or investments.

3. Expenses. During the term of this Agreement, the Sub-Adviser will be responsible for the following:

(a) The Sub-Adviser shall pay the portion of the Subsidiary Expenses (as such term is defined in the Fund Sub-Advisory Agreement) in the manner and the terms set forth in the Fund Sub-Advisory Agreement;

(b) The Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other assets (including brokerage commissions, if any, and other expenses connected with the execution of portfolio transactions) purchased for the Company. The Company shall be responsible for payment of brokerage commissions, transfer fees, registration costs, transaction-related taxes and transaction-related expenses and fees arising out of transactions effected on behalf of the Company;

(c) The Sub-Adviser agrees to bear its costs and expenses arising in connection with any actual, proposed, or possible assignment of this Agreement (even if proposed, expected or possible assignment ultimately does not take place). For the avoidance of doubt, without limiting the immediately preceding sentence, if there is a termination (or possible or anticipated termination) of this Agreement as a result of an assignment (or possible or anticipated assignment), then the Sub-Adviser shall bear, without limitation, (i) the expenses and costs incurred in connection with preparing, printing, filing and mailing an information statement or proxy statement, as applicable and (ii) if relevant, solicitation and other costs associated with the use of a proxy statement. The preceding two sentences, however, shall not apply in the event of an assignment or proposed assignment by the Adviser, including any termination of this Agreement or the Fund Sub-Advisory Agreement that results from an assignment of the Fund Management Agreement or this Agreement, in each case, arising from a change in control of the Adviser. The costs and expenses set forth in this paragraph together with the Fund Expenses and the Subsidiary Expenses are collectively, the “Sub-Adviser’s Expenses.”

4. Additional Sub-Advisers. Subject to approval by the Board of Trustees of the Trust, including by the vote of a majority of the Trustees of the Trust who are not parties to the Fund Management Agreement or “interested persons” of the Trust or Adviser (as such term is defined in the 1940 Act) (the “Disinterested Trustees”) in the manner required by Section 15 of the 1940 Act (after taking into effect any exemptive order, no-action assurances or other relief upon which the Company or Trust may rely), the Directors of the Company and any other approvals as required by applicable law (after taking into effect any exemptive order, no-action assurances or other relief upon which the Company or Trust may rely) and the approval of the Adviser, the Sub-Adviser may retain one or more additional sub-advisers at the Sub-Adviser’s own cost and expense for the purpose of furnishing one or more of the services described in Section 2 hereof with respect to the Company. Retention of a sub-adviser hereunder shall in no way reduce the responsibilities or obligations of the Sub-Adviser under this Agreement and the Sub-Adviser shall be responsible to the Company for all acts or omissions of any sub-adviser in connection with the performance of the Sub-Adviser’s duties hereunder.

5. Compensation. For the services described in Section 2, the Company shall not pay compensation to the Sub-Adviser; rather, the Sub-Adviser will be compensated by the Fund in accordance with the compensation set forth in the Fund Sub-Advisory Agreement.

6. Services to Others. The Company and the Adviser acknowledge that the Sub-Adviser’s services under this Agreement are not exclusive. Sub-Adviser not acts, or may in the future act, as an investment adviser to other managed accounts and as investment adviser or investment sub-adviser to one or more other investment companies that are not series of the Trust and may be similar to the Trust. In addition, Company and the Adviser acknowledge that the directors, officers, stockholders, affiliates or persons employed by the Sub-Adviser to assist in the Sub-Adviser’s duties under this Agreement will not devote their full time to such efforts. It is also agreed that the Sub-Adviser may use any supplemental research obtained for the benefit of a Company or Fund in providing investment advice to its other investment advisory accounts and for managing its own accounts.

7. Limitation of Liability. The Sub-Adviser shall not be liable for, and the Company and the Adviser will not take any action against the Sub-Adviser to hold the Sub-Adviser liable for, any error of judgment or mistake of law or for any loss suffered by the Company or the Adviser (including, without limitation, by reason of the purchase, sale or retention of any security or other asset) in connection with the performance of the Sub-Adviser’s duties under this Agreement, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations and duties under this Agreement.

8. Term; Termination. This Agreement shall be effective on the date set forth above, provided it has been approved by (i) the Board of Directors of the Company, (ii) the Board of Trustees of the Trust, including the vote of a majority of the Disinterested Trustees of the Trust, in the manner required by Section 15 of the 1940 Act (after taking into effect any exemptive order, no-action assurances or other relief upon which the Company or Trust may rely) and (iii) a vote of a majority of the outstanding voting securities of the Fund. This Agreement shall continue in effect until the two-year anniversary of the date of its effectiveness, unless and until terminated as hereinafter provided, and shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved by (i) the Board of Directors, (ii) the vote of the holders of a majority of the outstanding voting securities of the Fund or the Board of Trustees of the Trust and (iii) the vote of a majority of the Disinterested Trustees of the Trust provided in the manner required by Section 15 of the 1940 Act (after taking into effect any exemptive order, no-action assurances or other relief upon which the Company or Trust may rely).

This Agreement shall automatically terminate in the event of its assignment, and may be terminated at any time without payment of any penalty by the Board of Trustees of the Trust, by the Company or by the Adviser upon sixty (60) days’ written notice to the other parties. The Company may effect termination by action of the Board of Directors or by vote of a majority of the outstanding voting securities of the Company, accompanied by appropriate notice. This Agreement shall also terminate automatically and immediately upon the termination of the Management Agreement, the Fund Management Agreement or Fund Sub-Advisory Agreement. The shareholders of the Fund may therefore terminate this Agreement by terminating the Fund Sub-Advisory Agreement or Fund Management Agreement. This Agreement may be terminated, at any time, without the payment of any penalty, by the Board of Directors of the Company, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Company, in the event that it shall have been established by a court of competent jurisdiction that the Sub-Adviser, or any officer or director of the Sub-Adviser, has taken any action which results in a breach of the material covenants of the Sub-Adviser set forth herein. Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation, described in Section 5, or obligation of the Sub-Adviser to pay its expenses as described in Sections 3 and 5 earned prior to such termination and for any additional period during which the Sub-Adviser serves as such for the Company, subject to applicable law. The terms “assignment” and “vote of the majority of outstanding voting securities” herein shall have the same meanings set forth in the 1940 Act and the rules and regulations thereunder.

9. Compliance Certification. From time to time, the Sub-Adviser shall provide such certifications with respect to Rule 38a-1 under the 1940 Act as if such Company was a registered investment company as are reasonably requested by the Company or the Adviser. In addition, the Sub-Adviser will, from time to time, provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to the Adviser and Company to enable the Fund to fulfill its obligations under Rule 38a-1 under the 1940 Act.

10. Confidentiality. The Sub-Adviser shall treat as confidential and use only in connection with the Company in accordance with this Agreement all non-public information of the Fund and Company and the Adviser delivered to the Sub-Adviser in the course of the Sub-Adviser’s performances under this Agreement. The Adviser and the Company shall treat as confidential and use only in connection with the Company and Fund in accordance with this Agreement all non-public information of the Sub-Adviser delivered to the Company or the Adviser in the course of the Sub-Adviser’s performances under this Agreement, including for avoidance of doubt investment decisions, trading strategies, and investment advice for the Company or Fund provided by or on behalf of the Sub-Adviser or any other sub-advisers appointed by the Sub-Adviser under Section 4 (“Recommendations”). The undertakings in the first two sentences of this paragraph shall not (a) limit disclosures that are required to be made under applicable laws and regulations; (b) apply to information that becomes public without a breach of this paragraph; or (c) prohibit disclosures on a confidential basis to lawyers, accountants, bankers, securities brokers, other sub-advisers appointed by the Sub-Adviser under Section 4, or other service providers to any of the parties to this Agreement related to the performances contemplated by this Agreement. The parties acknowledge that any breach of the undertakings in the first two sentences of this paragraph might result in immediate, irreparable injury to another party and that, accordingly, equitable remedies, including ex parte remedies, are appropriate in the event of any actual, apparent, or threatened breach of any such undertaking. The undertakings in this paragraph shall apply to derivative works.

The Company and Adviser shall not use, or permit any of their affiliates to use, any Recommendations for any purpose other than the management of the Fund and Company.

11. Use of Name and Trademarks. The Sub-Adviser permits the Adviser and the Company at no cost to use (a) the name “Cboe Vest” in the name of the Company; and (b) the registered trademarks “TARGET OUTCOME INVESTMENTS”, “TARGET OUTCOME FUNDS”, and “TARGET OUTCOME ETF” in connection with the Company, for the duration of this Agreement and any extensions or renewals thereof. Such permission will, upon termination of this Agreement, be automatically and without further action by the Sub-Adviser terminated, in which event the Company shall promptly take whatever action may be necessary (including calling a meeting of the Board of Directors) to change its name and to discontinue any further use of the name “Cboe Vest” in the names of the Company or otherwise and to discontinue any further use of the registered trademarks listed in clause (b) above.

12. Notice. Any notice under this Agreement shall be sufficient in all respects if given in writing and delivered by commercial courier providing proof of delivery and addressed as follows or addressed to such other person or address as such party may designate for receipt of such notice.

If to the Manager or the Company:	If to the Sub-Adviser:
FT Cayman Subsidiary IV First Trust Advisors L.P. 120 East Liberty Drive, Suite 400 Wheaton, Illinois 60187 Attention: Secretary	Cboe Vest Financial LLC 1765 Greensboro Station Pl McLean VA 22101 Attention: Jeffery Chang

13. Limitations on Liability. This Agreement is executed by the Company by the Company’s officers in their capacity as officers and not individually and is not binding upon any of the Directors, officers or shareholders of the Company individually but the obligations imposed upon the Company by this Agreement are binding only upon the assets and property of the Company, and persons dealing with the Company must look solely to the assets of such Company for the enforcement of any claims.

14. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

15. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and and the laws of the State of Illinois. For the avoidance of doubt, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, no action assurance, order (including amendment thereto) or other relief of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, no-action assurance, order (including any amendment thereto) or other relief.

16. Amendment; Etc. This Agreement may only be amended, or its provisions modified or waived, in a writing signed by both parties, subject to consent by the Company’s Board of Directors, the Trust’s Board of Trustees (including the vote of a majority of the Disinterested Trustees of the Trust) and if required by applicable law (including applicable SEC rules, regulations and orders), the vote of a majority of the outstanding voting securities of the Fund.

17. Authority. Each party represents to the others that it is duly authorized and fully empowered to execute, deliver and perform this Agreement. The Company represents that engagement of the Sub-Adviser has been duly authorized by the Company and is in accordance with the Company’s Charter Document.

18. Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity that is not a party hereto.

19. Forum Selection. Any action brought on or with respect to this Agreement or any other document executed in connection herewith or therewith by a party to this Agreement against another party to this Agreement shall be brought only in a court of competent jurisdiction in Chicago, Cook County, Illinois, or if venue does not lie in any such court only in a court of competent jurisdiction within the State of Illinois (the “Chosen Courts”). Each party to this Agreement (a) consents to jurisdiction in the Chosen Courts; (b) waives any objection to venue in any of the Chosen Courts; and (c) waives any objection that any of the Chosen Courts is an inconvenient forum. In any action commenced by a party hereto against another party to the Agreement, there shall be no right to a jury trial. THE RIGHT TO A TRIAL BY JURY IS EXPRESSLY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW.

20. Severability. Each provision of this Agreement is intended to be severable from the others so that if any provision or term hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions and terms hereof; provided, however, that the provisions governing payment of the sub-advisory fee described in Section 5 and the obligation of the Sub-Adviser to pay its expenses as described in Sections 3 and 5 are not severable.

21. Entire Agreement; Counterparts. This Agreement constitutes the sole and entire agreement of the parties hereto with respect to the subject matter expressly set forth herein. This Agreement may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures were upon the same instrument.

22. The Adviser will commence managing the account of the Company as an exempt account under CFTC Rule 4.7 and provides the following advisory in connection therewith:

Pursuant to an exemption from the Commodity Futures Trading Commission in connection with accounts of qualified eligible persons, this brochure or account document is not required to be, and has not been, filed with the Commission. The Commodity Futures Trading Commission does not pass upon the merits of participating in a trading program or upon the adequacy or accuracy of commodity trading advisor disclosure. Consequently, the Commodity Futures Trading Commission has not reviewed or approved this trading program or this brochure or this account document.

The Company consents to its account being an exempt account under CFTC Rule 4.7.

In Witness Whereof, the Company and the Adviser have caused this Agreement to be executed on the day and year above written.

FT Cayman Subsidiary IV
By:	/s/ Donald P. Swade
Name:	Donald P. Swade
Title:	Treasurer, CFO and Chief Accounting Officer

Attest:
By:	/s/ Matt B. Farber
Name:	Matt B. Farber
Title:	Assistant Secretary

First Trust Advisors L.P.
By:	/s/ James M. Dykas
Name:	James M. Dykas
Title:	CFO

Attest:
By:	/s/ Matt B. Farber
Name:	Matt B. Farber
Title:	Assistant Secretary

Cboe Vest Financial LLC
By:	/s/ Karan Sood
Name:	Karan Sood
Title:	CEO

Attest:
By:	/s/ Jack Delaney
Name:	Jack Delaney
Title:	Senior Counsel